Exhibit 23.2

                       Consent of Independent Accountants


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to M.D.C. Holdings, Inc. 2001 Equity Incentive Plan and M.D.C. Holdings, Inc. Stock Option Plan for Non-Employee Directors of our report dated January 17, 2000, except Note S, as to which the date is January 22, 2001, with respect to the consolidated financial statements of M.D.C. Holdings, Inc. as of December 31, 1999 and for each of the two years in the period ended December 31, 1999, included in its Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


/s/ PricewaterhouseCoopers LLP

Denver, Colorado
August 14, 2001